THE PRESTIGE GROUP.NET, INC.
                   4610 SO. ULSTER STREET
                          SUITE 150
                   DENVER, COLORADO 80237
                  TELEPHONE (720) 528-7303
                     FAX (720) 851-8905

                        PRESS RELEASE

Contact Person:  Douglas G. Gregg,  President
Symbol:   OTCBB: PGPN

THE PRESTIGE GROUP.NET, INC. ACQUIRES PARAMOUNT FINANCIAL GROUP, INC.

Denver, Colorado, September 13, 2002 - Douglas G. Gregg, President of The Prestige Group.Net Inc. (OTCBB: PGPN) announced today that it has closed the acquisition of Paramount Financial Group, Inc. Terms and conditions were not announced.

Mr.  Gregg  said,  "Paramount Financial Group,  Inc.,  is  a corporate  financial  services company specializing  in  the development  and  placement of commercial equipment  leasing transactions  and  assisting clients with their capital formation needs. Its wholly-owned subsidiary, Paramount Mortgage Investments, Inc., intends to be involved in residential and commercial
mortgage  financing.   Its  other  wholly-owned  subsidiary,
Paramount  Financial  Real Estate  Investment  Trust,  Inc.,
intends to meet the statutory requirements for qualification as  a REIT and be involved in both the ownership and finance of  real estate.  Paramount has been in business since April
1996.   We  are  pursuing an acquisition plan of  businesses
that will fit our new corporate direction, which is becoming a financial services holding company utilizing the latest in
technology.    The  acquisition of Paramount  should  be  an
excellent fit."

For  further  information about Paramount  Financial  Group,
Inc.,   please  look  at  its website, http://www.paramount-
financial.net.

A number of statements referenced in this Release, and any other interviews that have been made, are forward-looking statements, which are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumption of future events or performance are not statements of historical fact and may be "forward-looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this actions may be identified through the use of words such as "expects," "will," "anticipates," "estimates," "believes," or statements indicating certain actions "may, "could," or "might," occur. Such statements reflect the current views of The Prestige Group.Net, Inc. with respect to future events and are subject to certain assumptions, including those described in this release. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products, services, and technologies, competitive market conditions, successful closing of acquisition transactions and their subsequent integration, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company does not undertake any responsibility to update the "forward-looking" statements contained in this news release.